Exhibit 2.3



             110 EAST 42ND STREET ASSOCIATES LIMITED PARTNERSHIP,

						Seller,



                                    and


                     GREEN 110E42 REALTY LLC, Purchaser


                     ---------------------------------

                           CONTRACT OF SALE

                     ---------------------------------



                          As of August 1, 1997
            --------------------------------------------------

                             Property:

                        Home Savings of America
                   New York Headquarters Condominium
                        110 East 42nd Street
                        New York, New York



                          TABLE OF CONTENTS

Article						         Page
-------						         ----

1.	DEFINITIONS.......................................2
	1.1  Definitions..................................2
	1.2  Additional Terms.............................4
        1.3  Construction.................................5

2.	AGREEMENT TO SELL AND PURCHASE THE PROPERTY.......5
	2.1  Property Interests...........................5

3.	PURCHASE PRICE....................................5
	3.1  Purchase Price...............................5
	3.2  Personalty...................................6

4.	PERMITTED EXCEPTIONS..............................6
	4.1  Permitted Exceptions.........................6

5.	CLOSING...........................................7
	5.1  Closing Date.................................7
	5.2  Actions......................................8
	5.3  Adjournments.................................8

6.	APPORTIONMENTS....................................8
	6.1  Rents........................................8
	6.2  Security Deposits, etc..................... 10
	6.3  Additional Items........................... 10
	6.4  Adjustment Statement....................... 12
	6.5  Common Charges............................. 12
	6.6  Survival................................... 12

7.	DOCUMENTS TO BE DELIVERED AT THE CLOSING........ 12
	7.1  Seller's Closing Documents................. 12
	7.2  Purchaser's Closing Documents.............. 12

8.     PROPERTY CONVEYED AS IS; OTHER REPRESENTATIONS AND WARRANTIES OF SELLER
                                                         16
	8.1  No Other Representations................... 16
	8.2  As Is...................................... 16
	8.3  Seller's Representations and Warranties.... 17
	8.4  Seller's Knowledge......................... 19
	8.5  Survival................................... 19
	8.6  Limitation on Claims....................... 19
	8.7  Effect of Estoppel Letter.................. 20

9.	REPRESENTATIONS AND WARRANTIESOF PURCHASER...... 20
	9.1  Purchaser's Representation and Warranties.. 20
	9.2  Survival................................... 21

10.	CONDITIONS TO SELLER'S OBLIGATIONTO CLOSE TITLE.. 21
	10.1  Seller's Conditions........................ 21

11.	CONDITIONS TO PURCHASER'SOBLIGATION TO CLOSE TITLE..21
	11.1  Purchaser's Condition...................... 21

12.	RISK OF LOSSES .................................. 22
        12.1  Termination................................ 22
	12.2  Casualty; No Termination................... 22
	12.3  Condemnation; No Termination............... 22
	12.4  Waiver..................................... 22

13.	OPERATION OF THE PROPERTY; COVENANTS............. 23
	13.1  Operating Covenant......................... 23
	13.2  Notice of Certain Events................... 23
	13.3  Access..................................... 23
	13.4  Negative Covenants......................... 23
	13.5  Tax Certiorari Proceedings................. 24
	13.6  Confidentiality............................ 24
	13.7  Existing Mortgage.......................... 25
	13.8  Estoppels.................................. 25
	13.9  Employees.................................. 25

14.	TITLE TO THE PROPERTY............................ 26
	14.1  Title Commitment........................... 26
	14.2  Title Defects.............................. 26
	14.3  Merger of Obligations...................... 27

15.	BROKERS, ETC..................................... 27
	15.1  Seller's Representation.................... 27
	15.2  Purchaser's Representation................. 28
	15.3  Survival................................... 28

16.	TERMINATION OF AGREEMENT; DEFAULT................ 28
	16.1  Non-Default Termination.................... 28
	16.2  Seller's Remedies.......................... 28
	16.3  Purchaser's Remedies....................... 29

17.	EXPENSES OF THE TRANSACTION...................... 29
	17.1  Transfer of Taxes.......................... 29
	17.2  Payment to Title Company................... 29
	17.3  Purchaser's Costs.......................... 29
	17.4  Mutual Costs............................... 29

18.	NOTICES.......................................... 30

19.	FURTHER ASSURANCES............................... 31
	19.1  Further Assurances......................... 31
	19.2  Books and Records.......................... 31
	19.3  Survival................................... 31

20.	GOVERNING LAW.................................... 31

21.	CONSTRUCTION....................................  31

22.	ENTIRE AGREEMENT; NO THIRDPARTY BENEFICIARY, ETC. 32

23.	WAIVERS; EXTENSIONS.............................. 32

24.	CONSTRUCTION; SEVERABILITY....................... 32

25.	ASSIGNMENT....................................... 33

26.	COUNTERPARTS..................................... 33

27.	NO RECORDING..................................... 33

28.	ESCROW........................................... 33
	28.1  Release of Escrow.......................... 33
	28.2  Interest................................... 34
	28.3  Dispute.................................... 34
	28.4  Exculpation................................ 35
	28.5  Representation of Seller................... 35


                      SCHEDULE OF EXHIBITS


Exhibit A	Description of Land

Exhibit A-1	Description of Units
through A-5

Exhibit B	List of Condominium Documents

Exhibit C	Leases/Delinquency Schedule

Exhibit D	Other Agreements

Exhibit E	Permitted Exceptions

Exhibit F	Intentionally Omitted

Exhibit G	Form of Assignment and Assumption of Leases

Exhibit H	Form of General Assignment and Assumption

Exhibit I	Schedule of Employees

Exhibit J	Notice to Tenants

Exhibit K	Form of Bill of Sale

Exhibit L	Form of Estoppel Certificate

                             CONTRACT OF SALE
                             ----------------

          THIS AGREEMENT ("Agreement") is made as of the 1st day of August, 1997 by and between 110 EAST 42nd STREET ASSOCIATES LIMITED PARTNERSHIP, a Maryland limited partnership having an address c/o 110 Management Corporation, 215 East 67th Street, New York, New York 10021 ("Seller") and
                                                               ------
GREEN 110E42 REALTY LLC, a New York limited liability company, with an office c/o SL Green Real Estate, 70 West 36th Street, New York, New York 10018-8007 ("Purchaser").
  ---------


                            W I T N E S S E T H :
                            - - - - - - - - - -

          WHEREAS, Seller is the owner in fee simple of certain condominium units known as the Bank Unit, the Annex Unit, New Commercial Unit A, New Commercial Unit B and the Commercial Unit (collectively, the "Units"), each more particularly described in Exhibits A-1 through A-5 annexed hereto and
                               ------------         ---
made a part hereof, of the Home Savings of America New York Headquarters Condominium (the "Condominium") constituted by the instruments described in
                  -----------
Exhibit B annexed hereto and made a part hereof (the "Condominium
---------
Documents");

          WHEREAS, the Units, together with all of the undivided interests in the Common Elements (as defined in the Condominium Documents) appurtenant to each Unit, collectively constitute (i) the land more particularly described on Exhibit A annexed hereto and made a part hereof (the "Land")
             ---------                                              ----
and (ii) the building and other improvements and fixtures constructed thereon known by the street address of 110 East 42nd Street, New York, New York (the "Building," and together with the Land, collectively, the "Property");
                                                           --------

          WHEREAS, Seller desires to sell and convey the Property to Purchaser, and Purchaser desires to purchase the same from Seller, subject to and upon all of the terms and conditions of this Agreement.

          NOW, THEREFORE, in consideration of the premises and the mutual undertakings in this Agreement, the parties hereto agree as follows:

          1.   DEFINITIONS.
               -----------

          1.1  Definitions.  Wherever used in this Agreement, the
               -----------
following terms shall have the meanings set forth in this Article l unless the context of this Agreement clearly requires another interpretation:

          "Board" - shall mean the board of managers constituted pursuant to
           -----
the Condominium Documents.

          "Business Day" - shall mean any day other than a Saturday, a Sunday
           ------------
or a day on which national banking associations are authorized or required to close.

          "Business Hours" - shall mean from 9:00 a.m. until 5:00 p.m on
           --------------
Business Days.

          "Closing" - shall mean the closing of the sale of the Property by
           -------
Seller to Purchaser provided for in Article 5.

          "Common Interest" - shall have the meaning set forth in the
           ---------------
Condominium Documents.

          "Condominium Documents" - as defined in the recitals.
           ---------------------

          "Exhibits" - shall mean the exhibits attached to this Agreement,
           --------
each of which shall be deemed to form part of this Agreement whether or not so stated in this Agreement.

          "Governmental Authorities" - shall mean all agencies, bureaus,
           ------------------------
departments and officials of federal, state, county, municipal and local governments and public authorities having or claiming jurisdiction over the Property or any part thereof, or over Seller or Purchaser with respect to this Agreement or the transactions contemplated herein.

          "Impositions" - shall mean all real estate and personal property
           -----------
taxes,  general and  special assessments, business  improvement district
(BID)  charges and  assessments, water  and sewer  charges, license  fees and
other  similar  fees  and   charges  assessed  or  imposed   by  Governmental
Authorities upon the Property and/or  Personalty.

          "knowledge" or "notice" - shall mean actual knowledge of or written
           ---------      ------
notice received by Joseph Sokol or Silvia Kessel, without independent investigation as to such matters.

          "Leases" - shall mean all leases, licenses,
           ------
concessions and other forms of agreement, written or oral, however denominated, to which Seller is a party or by which Seller is otherwise bound, granting to any party or parties a possessory right (whether exclusive or nonexclusive) with respect to any portion of the Property, and all renewals, modifications, amendments, guaranties and other agreements affecting the same (excluding subleases, concessions or license agreements which may have been entered into by Tenants or subtenants of Tenants, as sublessor, grantor or licensor, as the case may be). The documents currently comprising the Leases are listed in Exhibit C.
                                    ---------

          "Legal Requirements" - shall mean all statutes, laws, ordinances,
           ------------------
rules, regulations, executive orders and requirements of all Governmental Authorities which are applicable to the Property or any part thereof or the use or manner of use thereof, or to the owners, Tenants or occupants thereof in connection with such ownership, occupancy or use.

          "Other Agreements" - shall mean all contracts, agreements and
           ----------------
documents pertaining to the Property to which Seller or its predecessor in interest is a party or by which Seller is bound and which are listed in Exhibit D.
          ---------

          "Other Charges" - shall mean all items which are included in Rents
           -------------
other than fixed or minimum rents.

          "Permitted Exceptions" - shall mean those items specified in
           --------------------
Article 4 and Exhibit E, and all other matters affecting
              ---------
title to the Property which are hereafter accepted or waived by Purchaser in writing.

          "Personalty" - shall have the meaning specified in Section 2.1.2.
           ----------

          "Recording Office" - shall mean the Office of the Register of the
           ----------------
          City of New York, New York County.

          "Rents" - shall mean all fixed, minimum, additional and escalation
           -----
rents, porter's wage or operating expense charges, real estate tax charges, common area maintenance (CAM) charges, cost of living adjustments, overtime expense charges, parking charges, insurance charges, electricity charges, cleaning charges, sprinkler charges, water charges, utility charges, HVAC charges and any other amounts payable under the Leases.

          "Significant Portion" - shall mean, in the case of taking by
           -------------------
          condemnation or eminent domain, 25% or more of the Property, and in the case of damage or destruction by casualty, such portion as would cause the cost to repair or replace the same to equal or exceed $5,000,000.

          "Tenants" - shall mean the tenants, subtenants,
           -------
licensees, concessionaires or other users or occupants under Leases.

          "Title Company" - shall mean First American Title Insurance Company
           -------------
of New York.

          "Units" - shall have the meaning set forth in the recitals.
           -----

          "Violations" - shall mean violations of Legal Requirements with
           ----------
respect to the Property.

               1.2  Additional Terms.  The following additional terms,
                    ----------------
wherever used in this Agreement, shall have the respective meanings specified in the Articles or Sections of this Agreement set forth below after such terms:

          Terms                    Sections
          -----                    --------

          "Additional Deposit"     Section 3.1
          "Adjustment Point"       Article 6
          "Agreement"              Preamble
          "Building"               Recitals
          "Building Supplies"      Section 6.3.9
          "Closing Date"           Section 5.1
          "Condominium"            Recitals
          "Curable Liens"          Section 14.2.2
          "Cure Amount"            Section 14.2.2
          "Deed"                   Section 7.1.1
          "Deposits"               Section 3.1
          "Earnest Money Deposit"  Section 3.1
          "Escrow Agent"           Section 3.1.1
          "Excepted Items"         Section 2.1.2
          "Intangible Personalty"  Section 2.1.5
          "Land"                   Recitals
          "Leasing Costs"          Section 6.3.5
          "Owner's Policy"         Section 14.1
          "Property"               Recitals
          "Purchase Price"         Section 3.1
          "Purchaser"              Preamble
          "Purchaser's Objection
              Notice"              Section 14.1
          "Seller"                 Preamble
          "Title Commitment"       Section 14.1

               1.3  Construction.  Except as otherwise
                    ------------
specifically indicated, all references in this Agreement to Articles or Sections refer to Articles or Sections of this Agreement, and all references to Exhibits refer to Exhibits attached hereto. The words "herein," "hereof," "hereinafter," and words and phrases of similar import refer to this Agreement as a whole and not to any particular Section or Article.

          2.   AGREEMENT TO SELL AND PURCHASE THE PROPERTY.
               -------------------------------------------

               2.1  Property Interests.  Upon and subject to the terms and
                    ------------------
conditions of this Agreement, Seller agrees to sell and convey to Purchaser and Purchaser agrees to purchase from Seller, all of Seller's right, title and interest in and to the following:

                    2.1.1  the Property;

                    2.1.2 all apparatus, machinery, devices, appurtenances, equipment, furnishings and other items of personal property (other than Intangible Personalty) owned by Seller and located at and used exclusively in connection with the ownership, operation or maintenance of the Property (the "Personalty"), excluding therefrom, however, the following items (the
      ----------
"Excepted Items"):  all items not owned but leased by Seller;
 --------------
all cash on hand, checks, money orders, accounts receivable (other than past due rents) and prepaid postage in postage meters;

                    2.1.3     the Leases;

                    2.1.4     all assignable Other Agreements; and

                    2.1.5 all telephone numbers listed after the name of the Property, all names, trade names, designations, logos and service marks, and the appurtenant good will, used in connection with operation of the Property, other than the names or variations thereof of Seller and/or Tenants, and all similar items of intangible personal property owned by Seller and utilized solely in connection with the operation of the Property (excluding items which would be treated as Excepted Items under subsection 2.1.2 above) (collectively, "Intangible Personalty").
                ---------------------

          3.   PURCHASE PRICE.
               --------------

               3.1  Purchase Price.  The purchase price (the "Purchase
                    --------------
     Price") payable by Purchaser to Seller hereunder shall be THIRTY MILLION AND 00/100 Dollars ($30,000,000.00), which shall be payable as follows:

                    3.1.1   TWO  MILLION AND  00/100 Dollars  ($2,000,000.00)
(the "Earnest Money Deposit") to be delivered to Paul, Weiss,
      ---------------------
Rifkind, Wharton & Garrison (the "Escrow Agent")
                                  ------------
upon execution and delivery by Seller and Purchaser of this Agreement by good check drawn by Purchaser subject to collection or official bank check, in either case drawn on a bank which is a member of the New York Clearing House Association, or by wire transfer of immediately available federal funds to an account designated by Escrow Agent;

                    3.1.2    ONE MILLION  AND 00/100  Dollars ($1,000,000.00)
(the "Additional Deposit"; the Additional Deposit, together with the Earnest
      ------------------
Money Deposit, to the extent paid, collectively, the "Deposits") to be delivered to Escrow Agent upon exercise by Purchaser of its right to adjourn the closing pursuant to Section 5.1, by good check drawn by Purchaser subject to collection or official bank check, in either case drawn on a bank which is a member of the New York Clearing House Association, or by wire transfer of immediately available federal funds to an account designated by Escrow Agent; and

                    3.1.3 The balance of the Purchase Price, to Seller, by wire transfer of immediately available federal funds to an account of Seller to be designated by notice given to Purchaser, or at Seller's option by unendorsed certified check drawn on a bank which is a member of The New York Clearing House Association, at the Closing.

               3.2  Personalty.  Seller and Purchaser agree that no portion
                    ----------
of  the  Purchase  Price  shall  be allocable  to  Personalty  or  Intangible
Personalty.

          4.   PERMITTED EXCEPTIONS.
               --------------------

               4.1  Permitted Exceptions.  The Property is sold and shall be
                    --------------------
conveyed subject to the following matters ("Permitted Exceptions"):
                                            --------------------

                    4.1.1  the matters set forth in Exhibit E annexed hereto
                                                    ---------
and made a part hereof;

                    4.1.2 liens for Impositions which are not due and payable as of the Closing Date or which are apportioned in accordance with
Article 6;

                    4.1.3 liens for Impositions which are paid directly by Tenants in occupancy on the Closing Date to the entity imposing same;

                    4.1.4 any state of facts that (i) would be shown on an accurate survey of the Property or (ii) a physical inspection of the Property would show; provided that the same do not materially impair the value of the Property or its current use;

                    4.1.5 zoning, subdivision, environmental, building and all other Legal Requirements (including, without limitation, the provisions of the New York City Administrative Code, Section 25, Chapter 3) applicable to the ownership, use or development of, or the right to maintain or operate, the Property, or have space therein used and occupied by Tenants, presently existing or enacted prior to the Closing;

                    4.1.6  all Violations;

                    4.1.7 consents by any former owner of the Property for the erection of any structure or structures on, under or above any streets, highways, roads or avenues which the Property may abut;

                    4.1.8 all Leases in effect on the date of this Agreement, any extensions or renewals of such Leases exercised by Tenants pursuant to options contained therein and any Leases, extensions or renewals hereafter entered into in accordance with the terms of this Agreement;

                    4.1.9 rights of Tenants in occupancy of the Property on the Closing Date as tenants only;

                    4.1.10 financing statements and security agreements made by any Tenant;

                    4.1.11 mechanics liens, lis pendens and notices of commencement of action against Seller (or which affect Seller's interest in the Property), provided that the Title Company shall provide affirmative insurance reasonably satisfactory to Purchaser insuring against the collection of such items out of the Property;

                    4.1.12 the standard printed exclusions from coverage contained in the ALTA owner's title policy (1990 form); and

                    4.1.13 any liens, encumbrances or other title exceptions created or suffered by Purchaser or approved or waived by Purchaser.

          5.   CLOSING.
               -------

               5.1  Closing Date.  The Closing shall be held at 10:00 a.m.
                    ------------
local time on September 15, 1997 at the offices of Paul, Weiss, Rifkind, Wharton & Garrison, 1285 Avenue of the Americas, New York, New York or at the offices of Purchaser's lender or Purchaser's underwriter, or on such other date, or at such other time and place, which may be agreed upon by the parties. Purchaser shall have a one-time right to adjourn the Closing to a date not later than October 15, 1997; provided, that Purchaser shall deliver notice to Seller on or before September 8, 1997 and shall deliver the Additional Deposit to Escrow Agent on or before September 15, 1997. Time shall be of the essence in respect of Purchaser's notice, deposit and closing obligations under this Section 5.1. Purchaser and Seller hereby authorize their respective counsel to execute and deliver in the names of Purchaser and Seller any agreement(s) confirming an accelerated or deferred Closing Date or changed place of Closing agreed to by the parties.

               5.2  Actions.  At the Closing, the parties shall deliver and
                    -------
accept all  executed documents  and instruments   and  take all  other action
required of them pursuant to this Agreement, unless otherwise provided in this Agreement.

               5.3  Adjournments.  Nothing contained in this Article 5 shall
                    ------------
be construed as impairing or abrogating any right granted elsewhere in this Agreement to either party unilaterally to extend the Closing Date.

          6.   APPORTIONMENTS.
               --------------

               At the Closing (except where a later date is specifically provided for in this Article), the parties shall adjust the items set forth below as of 11:59 P.M. on the day preceding the Closing Date (the "Adjustment
                                                                   ----------
Point"), and the net amount thereof shall be paid by Purchaser to
-----
Seller, or credited by Seller to Purchaser against the balance of the Purchase Price, as the case may be, at the Closing.

               6.1  Rents.  Rents as and when collected, so that with respect
                    -----
to any particular item included in Rents, Seller shall receive an amount equal to that proportion of the total payment of Rents which the number of days in the payment period occurring up to and including the Adjustment Point bears to the entire number of days in such period and Purchaser shall receive the balance.

                    6.1.1 Any Rents collected by Purchaser (which, for purposes of this Section 6.1.1, shall include Rents collected by any managing agent acting for Purchaser) subsequent to the Closing (whether accruing prior to or subsequent to the Adjustment Point) shall be adjusted as of the Adjustment Point, and any portion thereof properly allocable to periods prior to the Adjustment Point, net of costs of the collection properly allocable thereto, if any, shall be paid by Purchaser to Seller promptly after the collection thereof by Purchaser, but subject to the further provisions of this Section 6.4 in the case of Rents due prior to the Adjustment Point. To the extent that any Rents are received by Seller or its managing agent from and after the Closing (whenever the same shall have accrued), Seller shall or shall cause its managing agent to deliver such Rents to Purchaser promptly after receipt.

                    6.1.2 At the Closing, Seller shall deliver to Purchaser a list of all Tenants that are delinquent in payment of Rents as of the
Adjustment Point, which list shall set forth the amount of each such delin-quency, the period to which each such delinquency relates and the nature of the amount due, itemizing separately fixed monthly rent, escalation charges, electric charges, charges for tenant services, charges for overtime services and other charges, if any. The first amounts collected by Purchaser from each delinquent Tenant, net of costs of collection, if any, shall be deemed to be in payment of Rents for the month in which the Closing occurs, subject to apportionment hereunder, next in payment of delinquent Rents (or the specific components of Rents) owed by such Tenant which are not more than one
(1) month in arrears as of the first day of the month in which the Closing occurs, as set forth in such list, next in payment of Rents then due on account of any month after the month in which the Closing occurs and finally in payment of delinquent Rents (or the specific components of Rents) which are more than one (1) month in arrears as of the first day of the month in which the Closing occurs, as set forth on such list. Any amounts collected by Purchaser from each delinquent Tenant which, in accordance with the preceding sentence, are allocable to the portion of the month in which the Closing occurs prior to the Adjustment Point or to any prior month, net of costs of collection properly allocable thereto, if any, but without any deduction for any management fee or similar charge, shall be paid promptly by Purchaser to Seller. Costs of collection shall be apportioned in proportion to the amount of the collection payable to each party as provided herein, except that if costs of collection are expended with no resulting collection, each party will bear and pay those costs of collection incurred by it. Purchaser shall use reasonable efforts to bill and collect any delinquencies, and the amount thereof, as, when and to the extent collected by Purchaser, shall be remitted by Purchaser to Seller, net of costs of collection, if any.

                    6.1.3 Following the Closing and for so long as any delinquencies shall be owed to Seller, Purchaser shall submit or cause to be submitted to Seller, within thirty (30) days after the end of each calendar quarter ending on or before December 31, 1998, and thereafter at Seller's request, a statement which sets forth all collections made by Purchaser from the Tenants which owe such delinquencies. Seller shall have the right from time to time on reasonable prior notice following the Closing until December 31, 1999, at Seller's expense, to examine and audit so much of the books and records of Purchaser as relate to such delinquencies in order to verify the collections reported by Purchaser in such quarterly statements.

                    6.1.4 Nothing contained in this Section 6.1 shall be deemed to prohibit Seller, at its own expense, from instituting any actions or proceedings in its own name against any Tenant after the Closing that has vacated the applicable space by eviction, surrender or otherwise, in order to collect the amount of any delinquencies due in whole or in part to Seller from such Tenant. Seller shall give notice to Purchaser of any such action or proceeding, and Purchaser shall be entitled to join in any such action or proceeding. Purchaser agrees not to waive or settle any delinquency owed in whole or in part to Seller without the prior written consent of Seller, not to be unreasonably withheld or delayed. If Seller shall maintain such separate action and Purchaser shall decline to participate in such action, all amounts collected shall be retained by Seller.

               6.2  Security Deposits, etc. All advance rental deposits or
                    -----------------------
payments made or deposited by any Tenant prior to the Closing Date and applicable to periods of time subsequent to the Closing, and all security deposits paid or deposited by any Tenant prior to the Closing Date, including interest accrued thereon, if any, shall be turned over or credited to
Purchaser at the Closing, together with an accounting. Purchaser shall indemnify, defend and hold Seller harmless from and against any and all claims, losses, costs and expenses, including, without limitation, reasonable attorneys' fees and disbursements, resulting from any claim made against Seller or its partners by any Tenant of the Property in connection with the security and other deposits transferred or credited to Purchaser. Seller shall indemnify, defend and hold Purchaser harmless from and against any and all claims, losses, costs and expenses, including, without limitation, reasonable attorneys' fees and disbursements, resulting from any claim made against Purchaser by any Tenant arising from Seller's misapplication of any security and other deposits; provided, that (i) Purchaser shall assert any claim under this indemnification within thirty (30) days after receipt of notice of a Tenant claim and (ii) Purchaser shall not be entitled to make any such claim for indemnification with respect to any Tenant to the extent that such Tenant's security deposit turned over or credited to Purchaser at Closing shall be confirmed in an estoppel certificate delivered by such Tenant. Seller agrees not to release or return any security deposits in whole or in part except as may be required by law or by the terms of any Lease. Nothing in this Section 6.2 is intended to prevent Seller from applying any such security deposit to remedy any default (including a failure to pay rent) of any Tenant that has vacated its premises by eviction, surrender or otherwise, prior to the Closing, and to the extent the same is applied to rent, it shall be apportioned in accordance with Section 6.1.

               6.3  Additional Items.  At the Closing, the following
                    ----------------
additional items shall be apportioned between the parties hereto as of the Adjustment Point, with Seller to be obligated for amounts apportioned to the period through and including the Adjustment Point and Purchaser to be obligated for amounts apportioned to the period following the Adjustment
Point:

                    6.3.1 Impositions payable by Seller in respect of the Property on the basis of the fiscal year or fiscal years for which the same are imposed, whether or not yet due and payable as of the Closing Date. In the case of special assessments payable in installments, the installment for the fiscal year in which the Adjustment Point occurs will be apportioned as provided above.

                    6.3.2 Water and sewer charges, if any, payable by Seller on the basis of the period or periods for which the same are payable. If there are water meters on the Property or any portion thereof Seller shall furnish readings to a date not more than thirty (30) days prior to the Closing Date, and the unfixed meter charges and the unfixed sewer charges, if any, based thereon for the intervening time shall be apportioned on the basis of such last readings.

                    6.3.3 Utilities and fuel payable by Seller, including, without limitation, electricity, steam and gas; provided, however that Seller shall endeavor to have the meters for such utilities read the day on which the Adjustment Point occurs and will pay the bills rendered to it on the basis of such readings, in which event no adjustment shall be made in respect of such utility. If Seller does not obtain such a meter reading with respect to any such utility, the adjustment therefor shall be made on the basis of the most recently issued bills therefor which are based on meter readings not earlier than thirty (30) days prior to the Adjustment Point. Seller shall seek refunds of any cash security deposits and shall cancel any security bonds held by any utility companies, and Purchaser shall be obligated to make its own arrangements for deposits with utility companies.

                    6.3.4 All costs and expenses of entering into the Leases including, without limitation, leasing commissions, tenant improvement costs and allowances, legal fees and the like ("Leasing Costs"), but only
                                          -------------
with respect to Leases entered into between the date hereof and the Closing Date (or renewals of existing leases exercised during such period) in accordance with this Agreement, which Leasing Costs shall be amortized over the portion of the applicable term during which fixed rent shall be payable under the applicable Lease and apportioned as of the Adjustment Point. Leasing Costs with respect to Leases entered into prior to the date hereof (but not with respect to any renewals of such Leases not heretofore exercised) shall be the sole responsibility of Seller, and Leasing Costs with respect to Leases and any renewals or extensions of existing Leases entered into from and after the Closing shall be the sole responsibility of Purchaser.

                    6.3.5 Regular (i.e. periodic) charges payable by Seller under the Other Agreements.

                    6.3.6 Wages, payroll taxes, welfare benefits, accrued vacation pay and other fringe benefits for all on-site employees of Seller listed on Exhibit I annexed hereto and made a part hereof. From and after
          ---------
the Closing, Purchaser shall hire and assume responsibility for all such employees, and shall assume any employment agreements with respect thereto.

                    6.3.7    Fees  for   governmental  licenses  and  permits
required for the operation and maintenance of the Property that are transferred to Purchaser.

                    6.3.8 The cost of all materials, supplies and other items ("Building Supplies") purchased and paid for by Seller for use at the
        -----------------
Property in the ordinary course of business which are not in use or in damaged or unusable condition as of the date of the Closing, and the cost of all Building Supplies ordered for the Property in the ordinary course of business and not received by the date of the Closing, the purchase orders for which shall be assumed by Purchaser at the Closing. At the Closing, Pur-chaser shall reimburse Seller for all such Building Supplies previously paid for by Seller and shall assume the costs of all Building Supplies ordered and not paid for by Seller. An inventory of Building Supplies and the purchase orders, where applicable, shall be delivered to Purchaser at the Closing.

                    6.3.9 Any other items of income or expense of the Property, on a cash basis, which, in accordance with generally accepted accounting principles and business practices, should be apportioned between Seller and Purchaser.

               6.4  Adjustment Statement.  Seller will deliver to Purchaser
                    --------------------
prior to the Closing a copy of a proposed adjustment statement, showing all adjustments to be made at the Closing. If Purchaser agrees with the figures set forth in such proposed adjustment statement, Purchaser shall notify Seller that Purchaser will execute and return counterparts of such adjustment statement at the Closing; otherwise the parties shall seek immediately to reconcile any difference. To the extent that there is an error or omission in or any additional information available with respect to any of the adjust-ments made and the same is discovered following the Closing, the parties agree to rectify the same as promptly as possible following such discovery.

               6.5  Common Charges.  Notwithstanding anything to the contrary
                    --------------
contained herein, Seller shall retain any claims Seller may have against Home Savings of America, FSB ("HSA") in respect of common charges arising prior to the Closing Date. Seller shall indemnify, defend and hold Purchaser harmless from and against any and all claims made by HSA for overpayment of common charges in respect of the Property.

               6.6  Survival.  The provisions of this Article 6 shall
                    --------
survive the Closing.

          7.   DOCUMENTS TO BE DELIVERED AT THE CLOSING.
               ----------------------------------------

               7.1  Seller's Closing Documents.  At or prior to the Closing,
                    --------------------------
Seller will deliver or cause to be delivered to Purchaser each of the instruments and documents listed in this Section 7.1, executed and acknowledged where appropriate, but none of the documents shall be deemed delivered or any other action taken until all Closing deliveries and actions are complete:

                    7.1.1 A bargain and sale deed without covenant against grantor's acts (the "Deed"), in the statutory form required by Section 339-o
                     ----
of the New York Real Property Law, conveying the fee simple title to each of the Units from Seller to Purchaser, subject only to the Permitted Exceptions.

                    7.1.2 An assignment and assumption, in the form of Exhibit G, to Purchaser of all of Seller's right, title and interest in, to
---------
and under all the Leases and the security deposits (including all accrued interest thereon, if any) held by Seller pursuant to the Leases.

                    7.1.3 An assignment and assumption, in the form of Exhibit H, to Purchaser of all of Seller's right, title and interest in, to
---------
and under all of the following, if any: (i) Other Agreements, including all of Seller's right, title and interest in and to any security deposits, if any, under any of such Other Agreements which will inure to the benefit of Purchaser, (ii) all warranties and guaranties of manufacturers, suppliers and contractors, to the extent the same are assignable, and (iii) all permits of Governmental Authorities, and licenses and approvals of private utilities and others, required for or necessary to the operation and maintenance of the Property, to the extent the same are assignable.

                    7.1.4  A Bill of Sale in form of Exhibit K transferring
                                                      ---------
to Purchaser all of Seller's right, title and interest in and to the Personalty and the Intangible Personalty.

                     7.1.5  Copies of the Leases.

                     7.1.6  Copies of all Other Agreements.

                     7.1.7 A notice to each Tenant, in the form of Exhibit J, notifying each of the sale of the Property to Purchaser as of the
---------
Closing Date.

                     7.1.8  A schedule, in the form of Exhibit C, setting
                                                       ---------
forth (i) the name of each Tenant which is delinquent in the payment of Rents or has prepaid Rents beyond the month in which the Closing shall occur, indicating in each case the nature and amount of the delinquent or prepaid Rents and aged to indicate by thirty (30) day categories the length of the delinquency and (ii) for each applicable Tenant, the amount and form of its security deposit.

                     7.1.9 An affidavit that Seller is not a "foreign person" within the meaning of Section 1445 of the Internal Revenue Code.

                     7.1.10 Counterparts of the adjustment statement showing all adjustments in respect of the Purchase Price to be made at the Closing.

                     7.1.11 All transfer tax returns which Seller is required by law to execute and acknowledge and to deliver, either individu-ally or together with Purchaser, to any Governmental Authority as a result of the sale, together with checks made payable to the appropriate Governmental Authority in the required amounts.

                    7.1.12 A direction to Escrow Agent notifying it of the Closing and directing that the Earnest Money Deposit (and the Additional Deposit, if paid), with interest thereon, shall be delivered to Seller.

                    7.1.13 With respect to any security deposit in the form of a letter of credit, the original letter of credit together with such documentation as shall be required on the part of Seller to cause the issuing bank to amend such letter of credit (or to issue a new letter of credit) to name Purchaser as the beneficiary thereunder.

                    7.1.14 A certificate of Seller that the representations and warranties of Seller set forth in Section 8.3 hereof are true, correct and complete in all material respects as of the Closing Date, subject to changes resulting from the operation of the Property between the date hereof and the Closing Date in accordance with the provisions of Article 13.

                    7.1.15 Resignations or terminations of all individuals serving on the Board.

                    7.1.16 All warranties and guaranties in possession of Seller, if any, of manufacturers, suppliers and contractors in effect at the date of Closing Date.

                    7.1.17 A copy of the resolutions of the general partner of Seller, certified by the secretary or an assistant secretary of such party, which authorize (i) the transactions contemplated by this Agreement, and (ii) the execution of the documents, instruments and agreements to be executed and delivered by Seller, together with an incumbency certificate of the general partner of Seller setting forth the name(s) and title(s) of the person(s) executing and delivering such documents, instruments and agreements on behalf of Seller.

                    7.1.18 A copy of the filed certificate of limited partnership of Seller and of the general partner of Seller, together with a good standing certificate for the general partner of Seller from the appropriate officer of the state of incorporation of such general partner, dated within thirty (30) days of the Closing Date.

                    7.1.19 All records and files which are in the possession or control of Seller relating to the current operation and maintenance of the Property, including, without limitation, tax bills, water, sewer, utility and fuel bills, payroll records, billing records for Tenants, repair and maintenance records and the like which affect or relate to the Property. The parties agree to cooperate so that, to the extent practical, deliveries of background records at or prior to the Closing which Purchaser desires to have delivered to it will be identified to the satisfaction of the parties at the Closing without actual delivery and will be deemed delivered although in fact retained in the management office located at the Property.

                    7.1.20 Reasonable and customary title affidavits and other documentation and information required by the Title Company in order to issue the Owner's Policy and/or a mortgagee policy to Purchaser's lender.

                    7.1.21 All other instruments and documents, if any, to be executed, acknowledged and delivered by Seller pursuant to any of the other provisions of this Agreement.

                    7.1.22 Possession of the Property in the condition required under this Agreement.

               7.2  Purchaser's Closing Documents.  At or prior to the
                    -----------------------------
Closing, Purchaser will deliver or cause to be delivered to Seller or such other parties indicated below each of the payments, documents and instruments listed in this Section 7.2, such instruments and documents to be executed and acknowledged where appropriate:

                    7.2.1 The balance of the Purchase Price as set forth in subsection 3.1.3 hereof, together with any other sums which are payable to Seller at the Closing.

                    7.2.2 Counterparts of each of the instruments and documents listed in subsections 7.1.2, 7.1.3, 7.1.7, 7.1.10, 7.1.11 and 7.1.12.

                    7.2.3   A copy  of the resolutions  of Purchaser  and any
constituent entity of Purchaser, as reasonably requested by Seller, certified to by the secretary or an assistant secretary of Purchaser or such constituent entity, as the case may be, which authorize (i) the transactions contemplated by this Agreement, and (ii) the execution of the documents, instruments and agreements to be executed and delivered by Purchaser by the person executing and delivering the same on behalf of Purchaser, together with an incumbency certificate of Purchaser setting forth the name(s) and title(s) of the person(s) executing and delivering such documents, instruments and agreements on behalf of Purchaser.

                    7.2.4 A certificate of Purchaser that the representations and warranties of Purchaser set forth in Section 8.2 and
Article 9 hereof are true, correct and complete in all material respects as of the Closing Date.

                    7.2.5 A good standing certificate for Purchaser from the Secretary of the State of New York, dated within thirty (30) days of the Closing Date.

                    7.2.6 All other instruments and documents, if any, to be executed, acknowledged and delivered by Purchaser pursuant to any of the other provisions of this Agreement.

          8.   PROPERTY CONVEYED AS IS; OTHER
               REPRESENTATIONS AND WARRANTIES OF SELLER.
               ----------------------------------------

               8.1  No Other Representations.  Purchaser acknowledges that,
                    ------------------------
except as expressly set forth in this Agreement and in the documents and instruments delivered at the Closing, neither Seller nor any agent or representative or purported agent or representative of Seller has made, and Seller is not liable for or bound in any manner by, any express or implied warranties, guaranties, promises, statements, inducements, representations or information pertaining to the Property or any part thereof, the physical condition, environmental matters, zoning, income, expenses or operation thereof or of the Personalty or the Intangible Personalty, the uses which can be made of the same or any other matter or thing with respect thereto, including, without limitation, any existing or prospective Leases or Other Agreements. Without limiting the foregoing, Purchaser acknowledges and agrees that, except as expressly set forth in this Agreement and in the documents and instruments delivered at the Closing, Seller is not liable for or bound by (and Purchaser has not relied upon) any verbal or written statements, representations, real estate brokers' "set-ups" or any other information respecting the Property furnished by Seller or any broker, employee, agent, consultant or other person representing or purportedly representing Seller. Purchaser is aware that the New York City Landmarks Preservation Commission has designated as a landmark the exterior of the Building and portions of the interior thereof, thereby subjecting the same to the terms and conditions of the New York City Administrative Code, Section 25, Chapter 3, entitled "Landmarks Preservation and Historic Districts" and any rules and regulations promulgated thereunder.

               8.2  As Is.  Purchaser represents that it has inspected,
                    -----
examined and investigated the Property, the physical and environmental conditions thereof, the uses thereof, the compliance of the Property with Legal Requirements (including, without limitation, zoning matters), the Leases, the Other Agreements, and the books and records kept by Seller in connection therewith to its satisfaction, that it has investigated, analyzed and appraised the value and the profitability thereof and that, unless otherwise expressly provided in this Agreement, it is purchasing the Property "as is" at the date of this Agreement, subject to reasonable wear and tear and changes in the ordinary course of business between the date hereof and the Closing Date and changes resulting from the operation of the Property between the date hereof and the Closing Date in accordance with the provisions of Article 13. Without limiting the generality of the foregoing, Purchaser acknowledges and agrees that Seller shall have no obligation to comply with any notes or notices with respect to Violations against or affecting the Property, whenever issued, which have attached to the Property pursuant to the Administrative Code of the City of New York or otherwise, and Purchaser shall at Closing accept the Property subject thereto without recourse to Seller. Notwithstanding the foregoing, Purchaser shall not be required to accept the Property subject to any notes or notices of Violations which are issued after the date hereof and prior to the Closing Date relating to work at the Property first performed by Seller or any Tenant after the date hereof; provided, that the same shall have a material adverse effect on the value of the Property or the current use thereof. Except as expressly provided herein, Purchaser shall assume the risk that adverse matters, including, without limitation, construction defects and adverse physical and environmental conditions, may not have been revealed by Purchaser's investigations, and Purchaser hereby waives, relinquishes and releases Seller (and Seller's partners, employees and agents) from and against any and all claims, demands, causes of action (including, without limitation, causes of action in tort), losses, damages, liabilities, costs and expenses (including, without limitation, attorneys' fees and court costs) of any and every kind or character, known or unknown, which Purchaser might have asserted or alleged against Seller (and Seller's partners, employees and agents) at any time by reason of or arising out of any latent or patent construction defects or physical conditions, violations of any applicable laws (including, without limitation, any environmental laws and ADA) and, except as expressly provided herein, any and all other acts, omissions, events, circumstances or matters regarding the Property. Purchaser agrees that should any cleanup, remediation or removal of hazardous substances or other environmental conditions on the Property be required after the date of Closing, such clean-up, removal or remediation shall be the responsibility of and shall be performed at the sole cost and expense of Purchaser. The foregoing shall not be deemed to require Purchaser to indemnify Seller for any third-party claims against Seller in respect of any such environmental conditions arising from the acts or omissions of Seller.

               8.3  Seller's Representations  and Warranties.   Seller hereby
represents and warrants to Purchaser as follows:

                    8.3.1 Seller is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Maryland; it has the power, right, authority and legal capacity to execute and deliver this Agreement and the other documents, instruments, certificates and agreements required to be executed and delivered by it hereunder and to enter into and perform the transactions contemplated hereby.

                    8.3.2 All resolutions, authorizations and other actions required to be taken by or on the part of the partners of Seller which are necessary to approve or authorize the execution of this Agreement by Seller and the consummation of the transactions contemplated herein have been obtained and taken.

                    8.3.3 Neither the entry into nor the performance of this Agreement by Seller will (i) violate, conflict with, result in a breach under, or constitute a default under, any partnership agreement, indenture, contract, permit, judgment, decree or order to which Seller is a party or by which Seller is bound, or (ii) require the consent of any third party other than as has already been obtained or is otherwise specifically treated in this Agreement.

                    8.3.4 Seller is not a "foreign person" within the meaning of Section 1445 of the Internal Revenue Code.

                    8.3.5  Exhibit C annexed hereto is a true, correct and
                            ---------
complete list of (i) all of the Leases in effect on the date of this Agreement, true correct and complete copies of which have been delivered to Purchaser, and (ii) to Seller's actual knowledge, all subleases, concessions or license agreements of all or any portion of the Property entered into by Tenants or subtenants of Tenants (as sublessor, grantor or licensor, as the case may be). To Seller's actual knowledge, as of the date hereof, there are no leases, licenses, or other rights of occupancy of any portion of the Property other than the Leases and other instruments set forth in Exhibit C. Except pursuant to an assignment of leases and rents granted by Seller to its mortgagee(s), Seller has assigned none of its right, title or interest in, to or under any of the Leases. Except as set forth in Exhibit C, all work previously required to be performed by Seller under the Leases in effect on the date hereof has been completed and fully paid for, and all construction reimbursements, tenant improvement allowances and similar payments to be made by Seller under the Leases in effect on the date hereof have been paid in full or will be paid in full prior to Closing. Seller has neither given nor received any notice of default with respect to any of the Leases that remains uncured. Seller is holding the security deposits with respect to each Lease set forth in Exhibit C.
             ---------

                    8.3.6 Exhibit D annexed hereto is a true, correct and complete list of all Other Agreements in effect on the date of this Agreement, true correct and complete copies of which have been delivered to Purchaser.

                    8.3.7  Exhibit B annexed hereto is a true, correct and
                            ---------
complete list of the Condominium Documents setting forth, with respect to such Condominium Documents, the date thereof and of each modification, amendment or supplement thereto.

                    8.3.8 No condemnation, eminent domain or similar proceeding in which Seller has been served with process or of which Seller is otherwise aware is pending with respect to all or any part of the Property, and Seller has no knowledge that any such proceeding is threatened or contemplated.

                    8.3.9  The payroll schedule attached hereto as Exhibit
                                                                   -------
I lists all employees presently employed by Seller or its managing agent at the Property (other than Joseph Sokol and Carmen Gonce), and the information contained therein is accurate in all material respects as of the date set forth therein, and, except as otherwise set forth in such schedule, all such employees are covered by a union contract described in Exhibit D.
                                                       ---------

                    8.3.10 All brokerage commissions payable by reason of the Leases in effect on the date hereof have been paid in full or will be paid by Seller when due (but not on account of any renewals or extensions thereof pursuant to options exercised after the Closing Date).

                    8.3.11 Seller has no knowledge of any litigation pending or threatened in writing against Seller that would, if adversely determined, have a material adverse effect on Seller's ability to perform its obligations under this Agreement or on the use or the value of the Property. Seller has not instituted any action or proceeding against any current Tenant, and Seller has no knowledge of any action or proceeding instituted by any current Tenant against Seller, that is presently pending in any court or other judicial or administrative venue.

                    8.3.12 Seller has not granted to any third party any purchase option, right of first refusal or other right to purchase the Property or any parties thereof.

               8.4  Seller's Knowledge.  To the extent any representations
                    ------------------
and warranties made herein by Seller are based on Seller's knowledge or refer to notices received by Seller, the same shall be deemed to have been made without independent investigation regarding the facts contained therein.

               8.5  Survival.  The representations and
                    --------
warranties of Purchaser set forth in Sections 8.1 and 8.2 hereof, and the representations and warranties of Seller set forth in subsections 8.3.1 through 8.3.4 hereof shall survive the Closing without limitation as to time. The representations and warranties of Seller set forth in subsections 8.3.5 through 8.3.11 shall survive the Closing for a period of six (6) months. The representation of Seller set forth in Section 8.3.12 shall terminate upon Closing.

               8.6  Limitation on Claims.  Claims by Purchaser following
                    --------------------
the Closing based on a breach of a warranty or representation shall be made by written notice to Seller within six (6) months following the Closing, time being of the essence. Each such notice shall set forth in reasonable detail the nature of the claim or claims and the provision of this Agreement claimed to be breached thereby. In the event that Seller and Purchaser are unable to agree upon the resolution of any such claim, Purchaser shall institute legal proceedings in respect thereof against Seller within six (6) months following the date of Purchaser's written notice to Seller, time being of the essence. If Purchaser fails in any case to give written notice to Seller of any such claim or to institute legal proceedings in respect of any such unresolved claim within the time period as aforesaid, then such claim or claims shall be deemed waived and shall lapse. Seller shall not be liable to Purchaser, nor shall the Purchaser make a claim in any legal proceedings, for the first $125,000 of any damages suffered by Purchaser in the aggregate on account of any breaches of representation or warranty by Seller hereunder.

               8.7  Effect of Estoppel Letter.  To the extent that an
                    -------------------------
estoppel letter is provided to Purchaser which sets forth information with respect to any item as to which Seller has made a representation or warranty, then Seller's representation and warranty with respect to such information will thereafter be null and void and of no further force or effect and Purchaser shall rely on the information set forth in such estoppel letter.

          9.   REPRESENTATIONS AND WARRANTIES
               OF PURCHASER.
               -------------------------------------

               9.1  Purchaser's Representations and Warranties.  Purchaser
                    ------------------------------------------
hereby represents and warrants to Seller as follows:

                    9.1.1 Purchaser is a limited liability company duly organized and validly existing under the laws of the State of New York; Purchaser has the power, right, authority and legal capacity to execute and deliver this Agreement and the other documents, instruments, certificates and agreements required to be executed and delivered by it hereunder and to enter into and perform the transactions contemplated hereby.

                    9.1.2 All consents, authorizations and other actions required to be taken by or on the part of Purchaser which are necessary to approve or authorize the execution of this Agreement by Purchaser and consummation of the transactions contemplated herein have been obtained and taken.

                    9.1.3 Neither the entry into nor the performance of this Agreement by Purchaser will (i) violate, conflict with, result in a breach under, or constitute a default under, any operating agreement, statute, regulatory restriction, indenture, contract, permit, judgment, decree or order to which Purchaser is a party or by which Purchaser is bound, or
(ii) require the consent of any Governmental Authority or other third party other than as has already been obtained or is otherwise specifically treated in this Agreement.

               9.2  Survival.  The representations and warranties of
                    --------
Purchaser set forth in Section 9.1 shall survive the Closing without limitation as to time.

          10.  CONDITIONS TO SELLER'S OBLIGATION
               TO CLOSE TITLE.
               ---------------------------------------

               10.1  Seller's Conditions.  The obligation of Seller to close
                     -------------------
title under this Agreement is expressly conditioned upon the fulfillment by and as of the Closing Date of each of the conditions listed below; provided that Seller, at its election, may waive all or any of such conditions:

                    10.1.1 Purchaser shall have paid to Seller the balance of the Purchase Price as provided in Article 3 hereof, less any credits granted to Purchaser and together with other amounts payable by Purchaser to Seller, if any, pursuant to the terms of this Agreement.

                    10.1.2 Purchaser shall have delivered or caused to be delivered at Closing all documents and executed counterparts of documents and instruments required by this Agreement to be delivered by Purchaser and shall have taken all other action and fulfilled all other conditions required of Purchaser under this Agreement.

                    10.1.3 All representations and warranties of Purchaser set forth in Sections 8.1 and 8.2 and Article 9 shall be true and correct in all material respects on and as of the Closing Date as if made on and as of such date.

          11.  CONDITIONS TO PURCHASER'S
               OBLIGATION TO CLOSE TITLE.
               ---------------------------

               11.1  Purchaser's Conditions.  The obligation of Purchaser to
                     ----------------------
close title under this Agreement is conditioned upon the fulfillment by and as of the Closing Date of each of the conditions listed below; provided that Purchaser, at its election, may waive all or any of such conditions:

                    11.1.1 Seller shall have delivered or caused to be delivered at Closing all of the documents and instruments required by this Agreement to be delivered by Seller and shall have taken all other action and fulfilled all other conditions required of Seller under this Agreement.

                    11.1.2 The representations and warranties of Seller set forth in Section 8.3 shall be true and correct in all material respects on and as of the Closing Date as if made on and as of such date, subject, however, to changes resulting from the operation of the Property between the date hereof and the Closing Date in accordance with the provisions of Arti-cle 13.

          12.  RISK OF LOSS.
               ------------

               12.1  Termination.  If, prior to the Closing Date, all or a
                     -----------
Significant Portion of the Property is taken by eminent domain, or is the subject of a pending taking in which title to the Property which has not yet vested in the condemnor, or is destroyed or damaged by fire or other casualty, Seller shall notify Purchaser of such fact. Purchaser shall have the option to terminate this Agreement upon notice to Seller given not later than thirty (30) days after receipt of Seller's notice. If this Agreement is terminated as aforesaid, the Earnest Money Deposit (and the Additional Deposit, if paid) and all interest accrued thereon shall be returned to Purchaser and thereafter neither Seller nor Purchaser shall have any further rights or obligations to the other hereunder except with respect to those obligations hereunder which expressly survive termination.

               12.2  Casualty; No Termination.  In the case of fire or other
                     ------------------------
casualty, if Purchaser does not timely elect to terminate this Agreement as aforesaid, or if less than a Significant Portion of the Property is damaged, then provided that Seller shall at the time of such casualty provide evidence reasonably satisfactory to Purchaser that it has maintained property insurance coverage in an amount that is not materially less than the amount of such insurance coverage maintained on the date hereof, Seller shall not be obligated to repair such damage or destruction but (x) Seller shall assign and turn over to Purchaser all of the insurance proceeds net of reasonable collection costs (or, if such have not been awarded, all of its right, title and interest therein) payable with respect to such fire or other casualty and
(y) the parties shall proceed to Closing pursuant to the terms hereof without modification of the terms of this Agreement and Seller shall credit against the Purchase Price at Closing an amount equal to Seller's insurance policy deductible, if any.

               12.3  Condemnation; No Termination.  In case of a taking, if
                     ----------------------------
Purchaser does not timely elect to terminate this Agreement as aforesaid, or if less than a Significant Portion of the Property is taken, there shall be no abatement of the Purchase Price and, after deducting or providing for an allocation or reimbursement to Seller of Seller's reasonable costs and expenses incurred in collecting any award, Seller shall assign all remaining awards or any rights to collect awards to Purchaser on the Closing Date.

               12.4  Waiver.  Purchaser and Seller each hereby waive the New
                     ------
York Vendor and Purchaser Risk Act (GOL-5-1311) and agree that the provisions of this Article 12 shall govern the respective rights and obligations of Purchaser and Seller with respect to the subject matter of this Article 12.

          13.  OPERATION OF THE PROPERTY; COVENANTS.
               ------------------------------------

               13.1  Operating Covenant.  Seller agrees to operate and
                     ------------------
maintain the Property from and after the date hereof until the Closing Date in accordance with the current practices of Seller, except as otherwise specifically provided in this Agreement. Without limiting the generality of the foregoing, (i) Seller shall maintain in full force and effect until the Closing Date all insurance policies currently maintained with respect to the Property, (ii) Seller shall provide or cause to be provided all services with respect to the Property and the Tenants that are now required to be provided under the Leases and (iii) Seller shall maintain and keep the Property, including mechanical equipment, in a condition at least as good as its condition on the date hereof, reasonable wear and tear excepted.

               13.2  Notice of Certain Events.  Seller shall notify Purchaser
                     ------------------------
of any of the following matters which occur between the date of this Agreement and the Closing Date: (i) notices of Violations affecting the Property received by Seller, (ii) notices of default received or given by Seller with respect to the Leases or any material Other Agreements,
(iii) litigation commenced by Seller, or litigation of which Seller has received notice commenced against Seller, with respect to the Property,
(iv) notices of condemnation proceedings against all or any portion of the Property received by Seller, and (v) casualty losses to the Property.

               13.3  Access.  Subject to Section 13.6, between the date
                     ------
hereof and the Closing Date, Purchaser and its authorized representatives, agents and employees shall have the right, from time to time, upon reasonable advance notice to Seller, to enter upon and pass through the Property during Business Hours to examine and inspect the same, and shall have the right from time to time upon reasonable advance notice to Seller during Business Hours to examine and inspect Seller's books, records and files pertaining to maintenance and/or operating expenses of the Property, and Seller agrees to make the same reasonably available at Seller's offices or at the office of the managing agent for the Property. In the event of any discrepancy between information contained in the Exhibits and information in the underlying documents identified in the Exhibits which are made available to Purchaser, the information contained in the documents shall be deemed to control and to be known to Purchaser. Purchaser agrees that it shall not unreasonably interfere with the Tenants or with Seller's operation of the Property as provided herein prior to the Closing Date.

               13.4  Negative Covenants.  From and after the date hereof
                     ------------------
until the Closing Date, Seller shall not, without the prior written consent of Purchaser, not to be unreasonably withheld, delayed or conditioned,
(i) enter into any new Other Agreements for the Property except those which can be canceled by Purchaser on not more than thirty (30) days' notice,
(ii) amend, modify or terminate or consent to an amendment, modification or termination of the Condominium Documents, or (iii) amend, modify or extend the term of any Lease (except pursuant to the terms thereof) or enter into any new Lease for the Property or terminate any Lease except by reason of the default of the Tenant thereunder.

               13.5  Tax Certiorari Proceedings.  Seller (or Seller's
                      --------------------------
predecessor in interest) has heretofore filed applications for the reduction of the assessed valuation of the Property and/or instituted certiorari proceedings to review such assessed valuations for tax years 1997-98 and prior years. Seller shall have sole control over such proceedings until the Closing. After the Closing, Seller shall control the proceedings relevant to any prior tax years and Purchaser shall control the proceedings for the tax year in which the Closing shall occur (currently the 1997-98 tax year). Purchaser shall have no rights in respect of the proceedings for prior tax years. With respect to the tax year in which the Closing shall occur, Purchaser shall have the right to withdraw, compromise and/or settle any such proceeding and to take, conduct, withdraw and/or settle appeals, but any such withdrawal, compromise or settlement shall be subject to the prior written consent of Seller, not to be unreasonably withheld or delayed. Any tax savings or refund for any year or years prior to the tax year in which the Closing occurs shall belong to Seller. Any tax savings or refund for the tax year in which the Closing occurs shall be prorated between Seller and Purchaser (based on the number of days of ownership during such tax year) after deducting all fees and expenses relevant to the proceeding, including legal fees. Purchaser and Seller shall cooperate in facilitating the settlement of any such tax proceeding and/or the collecting of any amount of any tax refund. The provisions of this Section 13.5 shall survive the Closing.

               13.6  Confidentiality.  From and after the date hereof and
                      ---------------
continuing through the Closing Date (or without limitation as to time, if there is no Closing), (i) Purchaser shall treat all information disclosed to or otherwise obtained by Purchaser in connection with its review of the Property and the transaction in a confidential manner, shall only use such information for the purpose of evaluating the Property, and shall not disclose any such information to any third party except as set forth below; and (ii) neither Purchaser nor Seller shall announce or disclose publicly the terms or provisions hereof or the existence or status of the transaction contemplated hereby, without the prior written approval of the other party. Notwithstanding the foregoing, such disclosure shall be permissible (x) if required by law, (y) with respect to any information that shall be or become available to the general public or (z) by either party to its attorneys, accountants, permitted successors or assigns, lenders, financial advisors, investors or any other advisor or consultant, provided that such parties are apprised of the foregoing restrictions and agree in writing to abide by them. Purchaser agrees that Seller shall be entitled to damages and/or equitable relief, including injunction, in the event of any breach of the provisions of this Section 13.6.

               13.7 Existing Mortgage.  Seller shall, at Purchaser's
                    -----------------
sole cost and expense, cooperate with Purchaser in attempting to have Seller's mortgages encumbering the Property assigned to Purchaser's mortgagee or designee rather than having the same satisfied at Closing.

               13.8 Estoppels.  Promptly after the execution and
                    ---------
delivery of this Agreement, Seller shall request from all Tenants of the Property, and shall use reasonable efforts (but without spending any money on account thereof) to obtain from each such Tenant, an estoppel certificate in the form or containing the information required under each Tenant's respective Lease, or if no such form or information is required, in the form annexed hereto as Exhibit L. In addition to the foregoing, Seller
                  ---------
shall at such time request from each Tenant an estoppel certificate in the form annexed hereto as Exhibit L. If, on or before September 8, 1997,
                              ---------
Seller shall have failed to deliver estoppel certificates duly executed by Home Savings of America, FSB, Greenpoint Bank (with respect to each of its Leases), Major League Soccer, LLC, Morgan, Lewis & Bockius and Worldcom
(LDDS) in the form or containing information required under such Tenant's respective Lease and disclosing no material default by Seller or the respective  Tenant, then Purchaser  shall have the right,  to be exercised by notice to Seller on or before September 12, 1997, to terminate this Agreement, in which case the provisions of Section 16.1 shall be applicable. If Purchaser shall fail to deliver such notice of termination, then Purchaser shall have no further right to terminate this Agreement with respect to the estoppel certificates, and Seller shall continue to use reasonable efforts (but without spending any money on account thereof) to obtain such estoppel certificates from all Tenants as aforesaid. Purchaser acknowledges and agrees that it shall not contact any Tenant for any purpose until the earlier to occur of September 12, 1997 and the delivery by such Tenant of an estoppel certificate in accordance with this Section 13.8.

               13.9 Employees.  Without the prior written
                    ---------
consent of Purchaser in each instance, between the date of the Agreement and the date of Closing, Seller shall not hire (or permit the hiring of) any person in connection with the management, operation or maintenance of the Property either as an additional employee or as a replacement for an existing employee, except that such consent shall be given by Purchaser if, in the case of a replacement of an existing employee, such replacement is necessary for the proper management, operation or maintenance of the Property at the level that same is being managed, operated and maintained as of the date of this Agreement.

          14.  TITLE TO THE PROPERTY.
               ---------------------

               14.1  Title Commitment.  Purchaser has obtained a commitment
                     ----------------
(the "Title Commitment") from the Title Company for an owner's policy of title insurance (the "Owner's Policy") in the amount of the Purchase Price, and has caused the Title Company to deliver a copy thereof to Seller's counsel. Within five (5) days after receipt of any update to the Title Commitment, Purchaser shall deliver to Seller a notice (a "Purchaser's
                                                           -----------
Objection Notice") specifying those exceptions to title
----------------
contained the applicable update that were not contained in the original Title Commitment which in Purchaser's reasonable judgment have a materially adverse effect on the use, operation or ownership of the Property or the value thereof, are not Permitted Exceptions and are not acceptable to Purchaser.

               14.2  Title Defects.
                     -------------

                    14.2.1   Seller shall be entitled, on notice to Purchaser
given on or prior to the Closing Date, to adjourn the Closing Date one or more times, for a period not to exceed sixty (60) days in the aggregate, to enable Seller to take such action as may be required to cause the Title Company to issue the Owner's Policy in accordance with the provisions of this Agreement. If Seller does not so elect to adjourn the Closing, or if after such adjournment the Title Company is not prepared to issue the Owner's Policy in accordance with the provisions of this Agreement, then Purchaser may terminate this Agreement by written notice to Seller and Escrow Agent, whereupon Seller shall return the Earnest Money Deposit (and the Additional Deposit, if paid) to Purchaser (net of any amounts due to Seller under this Agreement) and neither party shall have any further obligations under this Agreement except for those provisions which specifically survive the termination hereof.

                    14.2.2 (a) If Seller elects to adjourn the Closing as provided above, this Agreement shall remain in effect for the period or periods of adjournment in accordance with its terms. In no event, however, shall Seller be required to take any action or to commence any proceeding or take any other steps to remove any defect in or objection to title; provided, however, that if any update to the Title Commitment indicates the existence of one or more liens or encumbrances ("Curable Liens") which are in liqui-dated amounts and can be removed or discharged by payment of a sum of money which is not in excess of Two Hundred Fifty Thousand and 00/100 Dollars ($250,000.00) (the "Cure Amount") in the aggregate, and if
                    -----------
such removal or discharge can reasonably be expected to be accomplished prior to the initial scheduled Closing Date or within a period of sixty (60) days thereafter or such longer period of time as Purchaser may approve, Seller agrees to take such action as is reasonably required in order to remove or discharge such Curable Liens and, if required, to adjourn the Closing Date for the period required for such purpose. Seller will be deemed to have satisfied the foregoing requirement with respect to any Curable Liens if the Title Company will issue or bind itself to issue the Owner's Policy without additional premium (unless Seller shall pay such premium) which will insure Purchaser against collection of such Curable Liens or enforcement thereof against the Property.

                    (b) Notwithstanding the provisions of Sections 14.2.1 and 14.2.2(a), Seller shall, without limitation as to the amount thereof, cause to be removed at or prior to the Closing all (i) mortgages, assignments of leases and rents and financing statements entered into by Seller whether prior to or after the date hereof, (ii) mechanics' liens arising as a result of work performed at the Property by or on behalf of Seller (but not any Tenant), (iii) judgments or tax liens (other than real estate tax liens) against Seller which are liens against the Real Property and (iv) any other encumbrance voluntarily placed on the Real Property by Seller from and after the date hereof without Purchaser's consent.

                    14.2.3    Notwithstanding  the  foregoing  provisions  of
Section 14.2, Purchaser may at any time accept such title as Seller is able to deliver, without reduction of the Purchase Price or any credit or allowance on account thereof or any claim against Seller; provided, that Purchaser shall be entitled to a credit against the Purchase Price, in respect of any Curable Liens that Seller shall have failed to remove or satisfy, in an amount equal to the Cure Amount less any amounts theretofore expended by Seller to remove or satisfy such Curable Liens.

               14.3  Merger of Obligations.  The acceptance of the Deed by
                     ---------------------
Purchaser from Seller shall be deemed full performance on the part of Seller of all of its obligations under this Agreement (including all promises, agreements, conditions, representations and warranties), except as to any such obligation which is specifically stated in this Agreement to survive the Closing or is expressly contained in the documents delivered at Closing.

          15.  BROKERS, ETC.
               -------------

               15.1  Seller's Representation.  Seller warrants and represents
                     -----------------------
to Purchaser that Seller dealt with no broker, finder or like agent who might claim a commission or fee in connection with the transactions contemplated in this Agreement or on account of introducing the parties, the preparation or submission of brochures, the negotiation or execution of this Agreement or the Closing of the transactions contemplated herein. Seller agrees to indemnify, defend and hold harmless Purchaser and its successors and assigns from and against any and all claims, losses, liabilities and expenses, including, without limitation, reasonable attorneys' fees, disbursements and charges, arising out of any claim or demand for commissions or other compensation for bringing about this transaction by any broker, finder or similar agent or party, who claims to have dealt with Seller or any affiliate thereof in connection with this transaction.

               15.2  Purchaser's Representation.  Purchaser warrants and
                     --------------------------
represents to Seller that neither Purchaser, nor any affiliate thereof, has dealt with any broker, finder or like agent who might claim a commission or fee in connection with the transactions contemplated in this Agreement or on account of introducing the parties, the preparation or submission of brochures, the negotiation or execution of this Agreement or the closing of the transactions contemplated herein. Purchaser agrees to indemnify, defend and hold harmless Seller and its successors and assigns from and against any and all claims, losses, liabilities and expenses, including, without limitation, reasonable attorneys' fees, disbursements and charges, arising out of any claim or demand for commissions or other compensation for bringing about this transaction by any broker, finder or similar agent or party who claims to have dealt with Purchaser or any affiliate thereof in connection with this transaction.

               15.3  Survival.  The provisions of this Article 15 shall
                     --------
survive the Closing or termination of this Agreement.

          16.  TERMINATION OF AGREEMENT; DEFAULT.
               ---------------------------------

               16.1  Non-Default Termination.  If this Agreement shall
                     -----------------------
terminate  or be  terminated (i) by  mutual consent  of Seller  or Purchaser,
(ii) pursuant to the express provisions  of Sections 12.1, 13.8 or 14.2.1, or
(iii) because one or more conditions to a party's obligation to close title as set forth in Articles 10 and 11 shall fail to be fulfilled or waived by such party and such failure is not due to the default by either party of its obligations hereunder, then upon such termination Escrow Agent shall return the Earnest Money Deposit (and the Additional Deposit, if paid) to Purchaser, together with any interest thereon. Except for the foregoing, and for those obligations hereunder that are specifically stated to survive termination hereof, following the termination of this Agreement neither party shall have any obligations of any nature to the other hereunder or by reason hereof.

               16.2  Seller's Remedies.  If at the Closing Date the
                     -----------------
conditions to the obligation of Seller to close title as set forth in Article 10 hereof have not been fulfilled on account of the default of Purchaser hereunder, and such conditions have not been waived by Seller, and the Closing shall not occur, then Seller, as its sole and exclusive remedy, shall be entitled to receive and retain the Earnest Money Deposit (and the Additional Deposit, if paid) deposited with Escrow Agent together with all interest, if any, earned thereon, as liquidated damages for loss of a bargain and not as a penalty. Purchaser and Seller agree that such liquidated damages are based in part upon the following damages which Seller shall suffer on account of a default by Purchaser and the failure of the Closing to occur, which damages Purchaser and Seller agree are incapable of an exact determination of amount: the removal of the Property from the real estate market during the period of this Agreement and the loss of the possibility of obtaining a new purchaser during such time at a higher amount; the possibility of being unable to find a new purchaser for the amount of the Purchase Price after Purchaser's default; various restrictions related to the management and maintenance of the Property during the period of this Agree-ment, including without limitation restrictions regarding entering into new Leases; and the inconvenience of relisting the Property for lease and/or sale.

               16.3  Purchaser's Remedies.  If at the Closing Date the
                     --------------------
conditions  to the  obligation of Purchaser  to close  title as set  forth in
Article 11 hereof have not been fulfilled on account of the willful default of Seller hereunder, and such conditions have not been waived by Purchaser, and the Closing shall not occur, then Purchaser, for itself and its successors and assigns, hereby agrees that its sole remedy shall be to seek specific performance of this Agreement (together with recovery of its costs in such action), and hereby waives all rights to pursue an action for damages of any kind against Seller or any partner of Seller under or in connection with this Agreement.

          The provisions of this Article 16 shall survive the termination of this Agreement.

          17.  EXPENSES OF THE TRANSACTION.
               ---------------------------

               17.1  Transfer Taxes.  Seller shall pay, and shall indemnify
                     --------------
Purchaser in respect of, the New York State Real Estate Transfer Tax and the New York City Real Property Transfer Tax imposed on the transfer of the Property.

               17.2  Payment to Title Company.  Seller shall deliver to the
                     ------------------------
Title Company at Closing certified checks in the respective amounts of the New York City Real Property Transfer Tax and the New York State Real Estate Transfer Tax payable by Seller pursuant to the terms of Section 17.1, payable to the order of the appropriate governmental officer; provided that Seller may direct that Purchaser deliver such checks directly to the Title Company and the amount of such checks shall be credited against the balance of the Purchase Price due to Seller.

               17.3  Purchaser's Costs.  Purchaser shall pay, and shall
                     -----------------
indemnify Seller in respect of (i) all title insurance and survey charges in connection with the transfer of the Property and (ii) all recording and filing fees and charges in connection with such transfer.

               17.4  Mutual Costs.  Each party shall pay the fees, charges
                     ------------
and disbursements of its own counsel, accountants and other advisors in connection with the negotiation and preparation of this Agreement and the Closing.

          The provisions of this Article 17 shall survive the Closing (or with respect to Sections 17.3 and 17.4, the termination) of this Agreement.

          18.  NOTICES.
               -------

          Except as otherwise provided in this Agreement, all notices, demands, requests, consents, approvals or other communications which are required or permitted to be given under this Agreement or which either party desires to give with respect to this Agreement shall be in writing and shall be deemed to have been properly given or served if (i) delivered by hand,
(ii) sent by registered or certified mail, postage prepaid, return receipt requested, or (iii) sent by reputable overnight courier service, in each case addressed to the party to be notified as follows (or to such other address as such party shall have specified at least ten (10) days prior thereto by like notice):

          if to Seller, to:

          Seller's address first set forth above

          Attn:  Silvia Kessel

          with  copies to:

          Metromedia Company
          One Meadowlands Plaza
          East Rutherford, New Jersey 07073-2137
          Attn:  Hadley E. Feldman, Esq.

          and

          Paul, Weiss, Rifkind, Wharton & Garrison
          1285 Avenue of the Americas
          New York, New York 10019-6064
          Attn:  Steven Simkin, Esq.

          if to Purchaser, to:

          c/o S.L. Green Real Estate
          70 West 36th Street
          New York, New York 10018
          Attn:  Benjamin P. Feldman, Esq.

          with copies to:

          Greenberg, Traurig, Hoffman, Lipoff, Rosen & Quentel
          153 East 53rd Street, 35th Floor
          New York, New York 10022
          Attn:  Robert J. Ivanhoe, Esq.

          Notices shall be deemed given when delivered by hand, or if delivered only by mail, three (3) days after mailing or one (1) business day after deposit with an overnight courier service, in each case with failure to accept delivery to constitute delivery for purposes hereof.

          19.  FURTHER ASSURANCES.
               ------------------

               19.1  Further Assurances.  Each of Seller and Purchaser
                     ------------------
agrees, at any time and from time to time after the Closing, to execute, acknowledge, where appropriate, and deliver such further instruments and documents and to take such other action as the other party may reasonably request in order to carry out the intents and purposes of this Agreement, provided that (i) such request is made by notice given within two (2) years of the Closing Date and (ii) the documents requested to be delivered or actions requested to be taken impose no additional liability on the party delivering or taking the same than is imposed under this Agreement or in the documents delivered at the Closing. If required by the party receiving the request, the party making the request will bear the reasonable cost involved.

               19.2  Books and Records.  For a period of six (6) years
                     -----------------
following the Closing Date, (a) Purchaser shall, upon request of Seller in connection with any audit or regulatory process by any Government Authority, make available to Seller, its representatives and/or such Governmental
Authority, upon reasonable advance notice to Purchaser and at Seller's expense, at the Property or at Purchaser's regular place of business in New York City, the books and records delivered by Seller to Purchaser hereunder at the Closing for the purposes of inspection and/or copying and (b) Seller shall, at Purchaser's request, at reasonable times and upon reasonable prior notice, make available to Purchaser any books and records relating to the Property not so delivered to Purchaser at Closing.

               19.3  Survival.  The provisions of this Article
                     --------
19 shall survive the Closing.

          20.  GOVERNING LAW.
               -------------

          This Agreement shall be construed, interpreted and enforced in accordance with the laws of the State of New York applicable to contracts negotiated, executed and to be performed wholly within such State.

          21.  CONSTRUCTION.
               ------------

          Each party hereto acknowledges that it was represented by counsel in connection with this Agreement and the transactions contemplated herein, that it and its counsel reviewed and participated in the preparation and negotiation of this Agreement and the documents and instruments to be delivered hereunder, and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or the documents and instru-ments to be delivered hereunder. Headings at the beginning of each Article and Section are not a part of this Agreement. Whenever required by the context of this Agreement, the singular shall include the plural and the masculine shall include the feminine and vice versa. All Exhibits referred to in this Agreement are attached and incorporated herein by reference, and any capitalized term used in any Exhibit which is not defined in such Exhibit shall have the meaning attributed to such term in the body of this Agreement. In the event the date on which Purchaser or Seller is required to take any action under the terms of this Agreement is not a Business Day, the action shall be taken on the next succeeding Business Day.

          22.  ENTIRE AGREEMENT; NO THIRD
               PARTY BENEFICIARY, ETC.
               -------------------------------

          This Agreement, including all Exhibits, constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior understandings, if any, with respect thereto. The parties have made no representations with respect to the subject matter of this Agreement and have given no warranties with respect to the subject matter hereof except as expressly provided herein and/or expressly provided in the documents delivered at Closing. This Agreement may not be modified, changed, supplemented or terminated, nor may any obligations hereunder be waived, except by written instrument signed by the party to be charged or by its agent duly authorized in writing or as otherwise expressly permitted herein. The parties do not intend to confer any benefit hereunder on any person, firm or corporation other than the parties hereto and their permitted assigns. The provisions of this Article 22 shall survive the Closing or termination of this Agreement.

          23.  WAIVERS; EXTENSIONS.
               -------------------

          No waiver of any breach of any agreement or provision herein contained shall be deemed a waiver of any preceding or succeeding breach thereof or of any other agreement or provision herein contained. No extension of time for performance of any obligation or act shall be deemed an extension of the time for performance of any other obligations or acts. The provisions of this Article 23 shall survive the Closing or termination of this Agreement.

          24.  CONSTRUCTION; SEVERABILITY.
               --------------------------

           If any provision of this Agreement shall be deemed invalid, it shall be deemed severed from this Agreement and the remainder of this Agreement shall be interpreted as if such invalid provision had not been contained herein.

          25.  ASSIGNMENT.
               ----------

          This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Purchaser shall not have the right, without the prior written consent of Seller, to assign this Agreement or its rights hereunder, in whole or in part, to any other person; provided, that Purchaser may, without the prior written consent of Seller, assign this Agreement to (i) a real estate investment trust presently in the process of being formed with the real estate assets of S.L. Green Properties, Inc. and its affiliates or (ii) a partnership or limited liability company, formed for the purpose of financing the acquisition of the Property for contribution to said real estate investment trust or its affiliate, of which Stephen L. Green or any entity wholly-owned by Stephen L. Green shall be a general partner or managing member, as the case may be, and in which Stephen L. Green shall, directly or indirectly, retain an ownership interest of not less than ten percent (10%). No such assignment shall be effective unless and until Purchaser shall deliver to Seller written notice of the same, together with an instrument of assumption duly executed and acknowledged by Purchaser's assignee.

          26.  COUNTERPARTS.
               ------------

          This Agreement may be executed in counterparts, each of which (or any combination of which, signed by all of the parties) shall be deemed an original, but all of which, taken together, shall constitute one and the same instrument.

          27.  NO RECORDING.
               ------------

          The parties agree that neither this Agreement nor any memorandum or notice hereof shall be recorded.

          28.  ESCROW.
               ------

               28.1  Release of Escrow.  The Deposits shall be held in escrow
                     -----------------
by the Escrow Agent until the earliest of (a) the Closing, on which date the Deposits shall be released to Seller; (b) fifteen (15) days after the Escrow Agent shall have delivered to the non-sending party a copy of the notice sent by Seller or Purchaser stating that this Agreement has been terminated and that the party so notifying the Escrow Agent is entitled to the Deposits, following which period the Deposits shall be (i) delivered to Seller, in the case of a notice from Seller stating that Seller is entitled thereto, or
(ii) delivered to Purchaser, in the case of a notice from Purchaser stating that Purchaser is entitled thereto; provided, in each case, however, that within such fifteen (15) day period the Escrow Agent does not receive either a notice containing contrary instructions from the other party hereto or a court order restraining the release of all or any portion of the Deposits; or
(c) a joint notice executed by Seller and Purchaser is received by the Escrow Agent, in which event the Escrow Agent shall release the Deposits in accordance with the instructions therein contained. The Escrow Agent shall reasonably promptly deliver a duplicate copy of any notice received by it in its capacity as Escrow Agent to Seller and Purchaser.

               28.2  Interest.  The Deposits shall be held by the Escrow
                     --------
Agent in an interest-bearing money market or bank account (not separately maintained for this transaction), but the Escrow Agent shall not be liable for any loss incurred by reason of any such investments. If the Closing occurs, any interest earned or accrued on the proceeds of the Deposits shall be paid to Seller. In the event that there is no Closing hereunder and the Deposits and interest thereon are to be paid to Seller pursuant to the terms of this Agreement, such payment shall be made to Seller. Otherwise, the Deposits and all interest accrued thereon shall be paid to Purchaser.

               28.3  Dispute.  In the event that (i) the Escrow Agent shall
                     -------
have received a notice containing contrary instructions or a court order as provided for in Section 28.1 hereof and within the time therein prescribed, or (ii) any other disagreement or dispute shall arise between the parties hereto resulting in adverse claims or demands being made for the Deposits and/or interest thereon, if any, whether or not litigation has been instituted, then and in any such event the Escrow Agent shall refuse to comply with any claims or demands on it and continue to hold the Deposits and the interest thereon, if any, as applicable, until the Escrow Agent receives either (a) a written notice signed by both Seller and Purchaser directing the disposition of the Deposits and the interest thereon, if any, as applicable, or (b) a final order of a court of competent jurisdiction, entered in a proceeding in which Seller, Purchaser and the Escrow Agent are named as parties, directing the disposition of the Deposits and the interest thereon, if any, as applicable, in either of which events the Escrow Agent shall then dispose of the Deposits and the interest thereon, if any, as applicable, in accordance with said direction. The Escrow Agent shall not be or become liable in any way to any person or entity for its refusal to comply with any such claims or demands until and unless it has received a direction of the nature described in (a) or (b) above. Upon the taking by the Escrow Agent of any of the actions described in (a) and (b) above, the Escrow Agent shall be released of and from all liability hereunder. Notwithstanding the foregoing provisions of this Section 28.3, the Escrow Agent shall have the following right in the circumstances described in subdivision (i) or (ii) above:
(y) if the Escrow Agent shall have received a written notice signed by either Seller or Purchaser advising that litigation between Seller and Purchaser over entitlement to the Deposits or any portion thereof and/or the interest thereon, if any, has been commenced, the Escrow Agent may, on written notice to Seller and Purchaser, deposit the Deposits, and the interest thereon, if any, as applicable, with the clerk of the court in which such litigation is pending, or (z) the Escrow Agent may, on written notice to Seller and Purchaser, take such affirmative steps as it may, at its option, elect in order to terminate their duties as escrow agent hereunder, including, but not limited to, the deposit of the Deposits and interest thereon, if any, as applicable, with a court of competent jurisdiction and the commencement of an action in interpleader. Upon the taking by Escrow Agent of either of the actions described in (y) or (z) above, the Escrow Agent shall be released of and from all liability hereunder except for any previous willful misconduct or gross negligence.

               28.4  Exculpation.  Escrow Agent shall not be liable for any
                     -----------
error in judgment or for any act done or omitted by it in good faith, or for any mistake of fact or law and shall not incur any liability in acting upon any signature, notice, request, waiver, consent, receipt or other paper or document in good faith believed by the Escrow Agent to be genuine and is released and exculpated from all liability hereunder except as aforesaid or for willful misconduct or gross negligence. The sole responsibility of the Escrow Agent hereunder shall be to hold and release the Deposits and the interest thereon, if any, in accordance with the provisions of this Agreement. The Escrow Agent shall be entitled to consult with counsel in connection with its duties hereunder. Purchaser and Seller jointly and severally agree to reimburse the Escrow Agent for its reasonable costs and expenses, including attorneys' fees (either paid to retained attorneys or representing the fair value of legal services rendered by the Escrow Agent to itself), incurred as a result of any dispute or litigation concerning the right to the monies held in escrow as provided herein. The Escrow Agent has executed this Agreement solely to confirm that it is holding and will hold the Deposits in escrow pursuant to the provisions of this Article 28 and for no other purpose.

               28.5  Representation of Seller.  Purchaser acknowledges that
                      ------------------------
the Escrow Agent is representing Seller in connection with the transactions referred to in this Agreement. Purchaser consents and agrees that the Escrow Agent may continue to represent Seller in any dispute arising out of this Agreement or the documents contemplated hereby notwithstanding that the Escrow Agent shall simultaneously be acting as the Escrow Agent hereunder or in any such dispute.

          IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first above written.

                              SELLER:

                              110 EAST 42nd STREET ASSOCIATES
                              LIMITED PARTNERSHIP

                              By:  110 Management Corporation,
                                   its General Partner


                                   By:  /s/  Silvia Kessel
                                      ------------------------------------
                                      Name:  Silvia Kessel
                                      Title: Vice President


                              PURCHASER:

                              GREEN 110E42 REALTY LLC


                              By:  /s/  Benjamin P. Feldman
                                 -----------------------------------------
                                 Name:  Benjamin P. Feldman
                                 Title: Manager


          The undersigned is executing this Agreement solely to acknowledge its receipt of the Deposits and to evidence its agreement to be bound by the provisions of Article 28 hereof:



                      By: /s/ Steven Simkin
                          ---------------------------------------------
                          PAUL, WEISS, RIFKIND, WHARTON & GARRISON